Exhibit (g4)

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

Aberdeen Investment Funds

Aberdeen Global High Income Fund

Aberdeen International Sustainable Leaders Fund (formerly Aberdeen Select International Equity Fund)

Aberdeen Global Equity Impact Fund (formerly Aberdeen Select International Equity Fund II)

Aberdeen Total Return Bond Fund